As filed with the U.S. Securities and Exchange Commission on April 29, 2016

Registration No. 333-204812

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Babcock & Wilcox Enterprises, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3433	47-2783641
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

The Harris Building

13024 Ballantyne Corporate Place

Suite 700

Charlotte, North Carolina 28277

(704) 625-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

E. James Ferland

Chairman and Chief Executive Officer

The Harris Building

13024 Ballantyne Corporate Place

Suite 700

Charlotte, North Carolina 28277

(704) 625-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Solecki

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

(216) 586-3939

Fax: (216) 579-0212

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE

The registrant is filing this Post-Effective Amendment No. 1 to Form S-1 (this “Post-Effective Amendment No. 1”) to update its Registration Statement on Form S-1 (Registration No. 333-204812) (the “Registration Statement”) to incorporate by reference the audited consolidated financial statements and the notes thereto that were included in the registrant’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2015, which the registrant filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2016, and to update certain other information contained herein, pursuant to the undertakings in Item 17 of the Registration Statement.

The registrant filed the Registration Statement with the SEC on June 9, 2015 and Pre-Effective Amendment No. 1 thereto on June 25, 2015. The SEC declared the Registration Statement effective on June 30, 2015. The registrant filed the Registration Statement to register shares of the registrant’s common stock that may be acquired by participants in the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Plan”) upon the exercise of certain stock options to purchase shares of the registrant’s common stock and upon vesting of stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units (collectively, “awards”) issued pursuant to the Plan.

As set forth in the Annual Report:

•	On June 30, 2015, the registrant completed its spin-off from BWX Technologies, Inc. (“BWXT”) (formerly known as The Babcock & Wilcox Company). In connection with the spin-off, BWXT transferred to the registrant all of the assets and generally all of the liabilities related to its power generation business and distributed 100% of the registrant’s outstanding shares of common stock to BWXT stockholders who were stockholders of record of BWXT on the record date for the spin-off; and

•	On July 1, 2015, the registrant’s common stock commenced regular-way trading on the New York Stock Exchange under the symbol “BW.”

The information included in this filing updates and supplements this Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 29, 2016

Prospectus

Babcock & Wilcox Enterprises, Inc.

Babcock & Wilcox Enterprises, Inc.

2015 Long-Term Incentive Plan

Common Stock

(par value $0.01 per share)

The 5,800,000 shares of common stock covered by this prospectus may be acquired by participants in the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan, which we refer to as the Plan, upon the exercise of certain stock options to purchase shares of our common stock and upon vesting of stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units (collectively, “awards”) issued pursuant to the Plan. Participants in the Plan who may acquire shares of common stock under this prospectus are former employees of Babcock & Wilcox Enterprises, Inc. and current directors and employees of BWX Technologies, Inc. (formerly known as The Babcock & Wilcox Company). All awards are subject to the terms of the Plan and the applicable award agreement. Any proceeds received by us from the exercise of stock options covered by the Plan will be used for general corporate purposes.

Recent Developments

We have incorporated by reference into this prospectus the Annual Report on Form 10-K of Babcock & Wilcox Enterprises, Inc. for the fiscal year ended December 31, 2015. The information incorporated by reference to this prospectus updates and supplements Babcock & Wilcox Enterprises, Inc.’s prospectus dated June 30, 2015, relating to the shares of common stock issuable pursuant to the Plan.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on February 25, 2016; and

•	Our Proxy Statement on Schedule 14A that we filed with the SEC on March 25, 2016.

By incorporating documents by reference into this prospectus, we can disclose important information to you by referring you to such documents, which are considered part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We post on our Investor Relations website (http://investors.babcock.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of any of these documents may be obtained free of charge through our website or by requesting a copy by writing to: Babcock & Wilcox Enterprises, Inc., 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277, Attn: Corporate Secretary.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus. This summary does not contain all the details concerning Babcock & Wilcox Enterprises, Inc., the securities offered hereby or other information that may be important to you. We urge you to read this entire document and documents incorporated herein by reference carefully, including the risk factors, the historical combined financial statements and the notes to those financial statements. Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “B&W,” “us,” “our,” or “we” mean Babcock & Wilcox Enterprises, Inc. and its subsidiaries, and all references to “BWXT” mean BWX Technologies, Inc. (formerly known as The Babcock & Wilcox Company) and its subsidiaries, other than, for all periods following the spin-off, B&W.

Our Company

On June 8, 2015, the board of directors of BWXT approved the spin-off of B&W through the distribution of shares of B&W common stock to holders of BWXT common stock. The distribution of B&W common stock was made on June 30, 2015, and consisted of one share of B&W common stock for every two shares of BWXT common stock to holders of BWXT common stock as of 5:00 p.m. New York City time on the record date, June 18, 2015. Cash was paid in lieu of any fractional shares of B&W common stock. On June 30, 2015, B&W became a separate publicly traded company, and BWXT did not retain any ownership interest in B&W.

We are a leading technology-based provider of advanced fossil and renewable power generation and environmental equipment that includes a broad suite of boiler products and environmental systems, and services for power and industrial uses. We specialize in technology and engineering for power generation and various other industries, the related procurement, erection and specialty manufacturing of equipment, and the provision of related services, including:

•	high-pressure equipment for energy conversion, such as boilers fueled by coal, oil, bitumen, natural gas, and renewables including municipal solid waste and biomass fuels;

•	environmental control systems for both power generation and industrial applications to incinerate, filter, capture, recover and/or purify air, liquid and vapor-phase effluents from a variety of power generation and specialty manufacturing processes;

•	aftermarket support for the global installed base of operating plants with a wide variety of products and technical services including replacement parts, retrofit and upgrade capabilities, field engineering, construction, inspection, operations and maintenance, condition assessment and other technical support; and

•	engineered-to-order services, products and systems for energy conversion worldwide and related auxiliary equipment, such as burners, pulverizers, soot blowers and ash and material handling systems.

We operate in three reportable segments: Global Power, Global Services and Industrial Environmental. Through our Global Power segment, we engineer, manufacture, procure, construct and commission boilers fueled by fossil fuels and renewables in addition to environmental systems and related auxiliary equipment primarily to steam generating customers globally. Through our Global Services segment, we provide aftermarket products and services to steam generating utilities worldwide and numerous industrial customers globally. We have supplied the boilers for approximately 35% of the coal-fired electric generating capacity in the United States. We also provide aftermarket services for global installed units delivered by other original equipment suppliers. Through our Industrial Environmental segment, we provide a range of environmental technology and services to numerous industrial end markets globally.

RISK FACTORS

An investment in our common stock involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated herein by reference, and in other filings we make with the SEC. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

USE OF PROCEEDS

Any proceeds received by us from the exercise of stock options covered by the Plan will be used for general corporate purposes. These proceeds represent the exercise prices for the stock options.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation and bylaws relating to our capital stock. This summary is not complete. This discussion is qualified in its entirety by reference to our certificate of incorporation and bylaws. You should read the provisions of our certificate of incorporation and bylaws as currently in effect for provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Incorporation by Reference of Certain Documents.”

Authorized Capital Stock

Our authorized capital stock consists of:

•	200,000,000 shares of common stock; and

•	20,000,000 shares of preferred stock, issuable in series.

Each authorized share of common stock has a par value of $0.01. The authorized shares of preferred stock have a par value of $0.01 per share. As of December 31, 2015, 52,480,630 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting our company.

Holders of our common stock are entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

•	general business conditions;

•	industry practice;

•	our financial condition and performance;

•	our future prospects;

•	our cash needs and capital investment plans;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws and our contractual arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All of our outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the New York Stock Exchange under the symbol “BW.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any preferred stock issued may rank senior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Statutory Business Combination Provision

As a Delaware corporation, we are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•	before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•	on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Some of the provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with Section 203 of the General Corporation Law of the State of Delaware, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest. These provisions could also have the effect of increasing the bargaining leverage of our board of directors, on behalf of our stockholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be disruptive and potentially contrary to the overall best interests of our stockholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving stockholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling stockholder. The concentration of control in our company that could result from such an offer could deprive our remaining stockholders of the benefits of listing on the New York Stock Exchange and public reporting under the Exchange Act.

While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our stockholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate terms that are fair to all stockholders with our board of directors. Our board of directors believes that the provisions described below will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all stockholders with the opportunity to sell their stock at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our stockholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our stockholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.

Our certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our bylaws provide that only a majority of our board of directors or the chairman of our board of directors may call a special meeting of our board of directors or our stockholders.

Our certificate of incorporation provides for a classified board of directors. Our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. At each annual meeting of our stockholders, the term of a different class of our directors expires. As a result, our stockholders elect approximately one-third of our board of directors each year. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Our certificate of incorporation provides that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our board of directors from time to time, but will not be less than three. Our certificate of incorporation provides that directors may be removed only with cause or upon a board determination (as such terms are defined in our certificate of incorporation) and, in either case, by a vote of at least 80% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. These provisions prevent our stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Our bylaws contain advance notice and other procedural requirements that apply to stockholder nominations of persons for election to our board of directors at any annual or special meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken is required to give our Corporate Secretary written notice of the proposal not less than 90 days and not more than 120 days before the anniversary of the date of the immediately preceding annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the anniversary of the immediately preceding annual meeting. If the chairman of our board of directors or a majority of our board of directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our Corporate Secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day we publicly disclose the date of the special meeting. Our bylaws prescribe specific information that any such stockholder notice must contain. These advance notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Our certificate of incorporation provides that our stockholders may adopt, amend and repeal our bylaws at any regular or special meeting of stockholders by a vote of at least 80% of the voting power of our outstanding voting stock, provided the notice of intention to adopt, amend or repeal the bylaws has been included in the notice of that meeting. Our certificate of incorporation also confers on our board of directors the power to adopt, amend or repeal our bylaws with the affirmative vote of a majority of the directors then in office.

As discussed above under “—Preferred Stock,” our certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to provide for the issuance of all or any shares of our preferred stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock or rights to purchase shares of our preferred stock could discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.

PLAN OF DISTRIBUTION

In connection with the spin-off, holders of BWXT equity awards under BWXT’s equity compensation programs received “Adjusted Awards,” meaning that they had those awards adjusted into an award based on BWXT’s common stock or an award based on our common stock, as applicable. The awards that are based on our common stock were granted by us under the Plan, in accordance with the terms of the employee matters agreement that we entered into with BWXT in connection with the spin-off, and were made in substitution of, or in connection with stock options, restricted shares, restricted stock units, deferred stock units and performance shares that were granted under a BWXT equity compensation program. The registration statement of which this prospectus forms a part covers awards that were granted to individuals who, at the time of the spin-off, were no longer employed by B&W and current directors and employees of BWXT and their donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such Adjusted Awards. The prospectus does not cover any Adjusted Awards that were granted to any individual who, upon completion of the spin-off, was employed by or was serving on the board of directors of either BWXT or B&W, or any other awards that we may grant under the Plan in the future.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

We have described below the material U.S. federal income tax consequences of participating in the Plan by participants who either are U.S. citizens or residents. This description is based upon an analysis of the provisions of the Internal Revenue Code of 1986, as amended (the “Code) currently in effect, and the regulations promulgated thereunder, all of which are subject to change. Awardees under the Plan also may be subject to state and local income taxes in the jurisdiction in which he or she works and/or resides, but we have not described such state and local income tax consequences of participating in the Plan, nor have we described the gift, estate inheritance, medicare or other social insurance tax consequences of participating in the Plan in this prospectus. The following description is only a summary. You should consult your personal tax advisor regarding the federal, state and local tax consequences to you of participating in the Plan.

Non-Qualified Stock Options

A participant will not recognize income upon the grant of a non-qualified stock option, including a B&W non-qualified stock option granted as an Adjusted Award. In general, the participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the underlying stock at the time of exercise over the exercise price. Upon a subsequent sale of the shares received upon exercise, any difference between the net proceeds on the sale and the fair market value of the shares on the date of exercise will be taxed as capital gain or loss (long- or short-term, depending on the holding period).

Incentive Stock Options

A participant will not recognize income upon the grant of an incentive stock option, including a B&W incentive stock option granted as an Adjusted Award. In addition, a participant will not recognize income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of B&W (one year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the optioned stock more than two years from the grant of the option and more than one year after the transfer of the stock to him or her. In the case of an Adjusted Award, the one-year and two-year holding period requirements are measured from the date on which BWXT granted the underlying BWXT incentive stock option. If these requirements are satisfied, on the sale of such stock, the participant will be taxed on any gain, measured by the difference between the participant’s basis in such shares and the net proceeds of the sale, at long-term capital gain rates.

If shares of B&W common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirement (a “disqualifying disposition”), the participant will, in the usual case, recognize ordinary income at the time of disposition equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. Any gain in excess of that amount will either be long-term or short-term capital gain depending on the holding period. Upon a disqualifying disposition that constitutes a sale or exchange with respect to which any loss (if sustained) would be recognized, the amount includible in ordinary income will be limited to the excess, if any, of the net amount realized on the sale or exchange over the participant’s basis in such shares. In general, such a disposition is a transaction with an unrelated third party that is not subject to the wash-sale provisions of the Code.

Individuals are subject to an alternative minimum tax based upon an expanded tax base to the extent such tax exceeds the regular tax liability. The alternative minimum tax is imposed on alternative minimum taxable income in excess of an exemption amount. Alternative minimum taxable income generally is the taxpayer’s taxable income, increased or decreased by certain adjustments and increased by certain preferences. Incentive stock options are generally treated for alternative minimum tax purposes in a manner similar to the regular tax treatment of non-qualified stock options. For example, upon the exercise of an incentive stock option, the amount of the spread will be included in alternative minimum taxable income, and the basis of the stock will equal its fair market value when the option is exercised. A tax credit may be available in a subsequent taxable year for some or all of any alternative minimum tax paid.

Options otherwise qualifying as incentive stock options will be treated as non-qualified stock options to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all of our plans and any of our subsidiaries’ plans) exceeds $100,000. This rule is applied by taking the options into account in the order granted.

Appreciation Rights

A participant will not recognize income upon the grant of an appreciation right, including a B&W appreciation right granted as an Adjusted Award. When the appreciation right is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of B&W common stock received on the exercise. The term “unrestricted shares of B&W common stock” includes shares that are subject only to restrictions on transfer.

Restricted Shares

A participant will not recognize income upon the receipt of restricted shares, including B&W restricted shares granted as an Adjusted Award, unless the participant makes an election under Section 83(b) of the Code, or a Section 83.

Election, within 30 days after the transfer of the shares to him or her to have such shares taxed to him or her as ordinary income at their fair market value on the date of transfer less the amount, if any, paid by him or her. In the case of an Adjusted Award, the Section 83(b) Election must have been filed within 30 days after the initial grant of the underlying B&W restricted shares.

If the participant makes a Section 83(b) Election, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election with respect to shares of common stock that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) Election, he or she will recognize ordinary income in the year or years in which the restrictions terminate, in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant therefor. If a Section 83(b) Election has not been made, any unrestricted dividends received with respect to shares of common stock subject to restrictions will be treated as additional compensation income and not as dividend income.

Restricted Stock Units (including Performance Restricted Stock Units)

No income generally will be recognized upon the award of restricted stock units, including B&W restricted stock units granted as an Adjusted Award. The recipient of a deferred share award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted shares of B&W common stock received on the date that such cash and shares are transferred to the recipient under the award (reduced by any amount paid by the recipient for such shares), and the capital gains/loss holding period for any shares will also commence on such date.

General Matters

Dividend equivalents, if any, awarded with respect to grants under the Plan and paid in cash or unrestricted shares of common stock will be taxed to a participant at ordinary income rates when received by the participant.

To the extent that a participant recognizes ordinary income in the circumstances described above, the participant’s employer, either B&W or BWXT, generally will be entitled to a corresponding deduction provided, among other things, that such deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code and is not an “excess parachute payment” within the meaning of Section 280G of the Code.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the Plan and any grants made under it comply with, or are exempt from, the provisions of Section 409A of the Code. Failure to comply with Section 409A of the Code may subject participants to potentially significant penalties, including current taxation at vesting and a 20 percent penalty tax.

LEGAL MATTERS

Jones Day has passed upon the validity of the shares of our common stock on behalf of B&W.

EXPERTS

The consolidated and combined financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year-ended December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the approval of the spin-off transaction by The Babcock & Wilcox Company’s Board of Directors and distribution of common stock of the Company to existing shareholders on June 30, 2015). Such consolidated and combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$8,135	*
Legal fees and expenses	$50,000
Accounting fees and expenses	$18,500
Printing expenses	$80,000
Miscellaneous expenses	$8,365

Total	$165,000

*	Previously paid in connection with the filing of the original Registration Statement on Form S-1 (Registration No. 333-204812) filed on June 9, 2015.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware Law

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorney’s fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, such as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of any actions by or in the right of the corporation, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (a) for any breach of that director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or as the provision hereafter may be amended, supplemented or replaced, or (d) for any transactions from which that director derived an improper personal benefit.

Our bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. Our bylaws also provide that we will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing us with specified undertakings. Notwithstanding the foregoing, our bylaws provide that we shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of our certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Our bylaws also permit us to secure and maintain insurance on behalf of any of our directors, officers, employees or agents and each person who is, or was, serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. We have obtained directors’ and officers’ liability insurance providing coverage to our directors and officers.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons to the fullest extent permitted by Delaware law, from claims and losses arising from their service to us (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreements also provide each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and are expected to contain additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, such as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of any actions by or in the right of the corporation, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. Our certificate of incorporation also provides that we will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing us with specified undertakings. Notwithstanding the foregoing, our certificate of incorporation provides that we will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of our certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Our certificate of incorporation permits us to secure and maintain insurance on behalf of any of our directors, officers, employees or agents and each person who is, or was, serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. We have obtained directors’ and officers’ liability insurance providing coverage to our directors and officers.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On January 13, 2015, we issued 1,000 shares to BWXT in connection with our formation pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of these shares under the Securities Act because such issuance did not constitute a public offering.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 29, 2016.

Babcock & Wilcox Enterprises, Inc.

By:	/s/ E. James Ferland
	Name:	E. James Ferland
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 29, 2016.

Signature	Title

/s/ E. James Ferland E. James Ferland	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

* Jenny L. Apker	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Daniel W. Hoehn	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

* Thomas A. Christopher	Director

Cynthia S. Dubin	Director

* Brian K. Ferraioli	Director

* Stephen G. Hanks	Director

Anne R. Pramaggiore	Director

* Larry L. Weyers	Director

*	This registration statement has been signed on behalf of the above officers and directors by E. James Ferland, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this registration statement.

DATED: April 29, 2016	By:	/s/ E. James Ferland
E. James Ferland, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

2.1*	Master Separation Agreement, dated as of June 8, 2015, between The Babcock & Wilcox Company and Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 2.1 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

5.1**	Opinion of Jones Day

10.1	Tax Sharing Agreement, dated as of June 8, 2015, by and between The Babcock & Wilcox Company and Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 10.1 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.2	Employee Matters Agreement, dated as of June 8, 2015, by and between The Babcock & Wilcox Company and Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 10.2 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.3	Transition Services Agreement, dated as of June 8, 2015, between The Babcock & Wilcox Company, as service provider, and Babcock & Wilcox Enterprises, Inc., as service receiver (incorporated by reference to Exhibit 10.3 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.4	Transition Services Agreement, dated as of June 8, 2015, between Babcock & Wilcox Enterprises, Inc., as service provider, and The Babcock & Wilcox Company, as service receiver (incorporated by reference to Exhibit 10.4 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.5	Assumption and Loss Allocation Agreement, dated as of June 19, 2015, by and among ACE American Insurance Company and the Ace Affiliates (as defined therein), Babcock & Wilcox Enterprises, Inc. and The Babcock & Wilcox Company (incorporated by reference to Exhibit 10.5 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.6	Reinsurance Novation and Assumption Agreement, dated as of June 19, 2015, by and among ACE American Insurance Company and the Ace Affiliates (as defined therein), Creole Insurance Company and Dampkraft Insurance Company (incorporated by reference to Exhibit 10.6 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.7	Novation and Assumption Agreement, dated as of June 19, 2015, by and among The Babcock & Wilcox Company, Babcock & Wilcox Enterprises, Inc., Dampkraft Insurance Company and Creole Insurance Company (incorporated by reference to Exhibit 10.7 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.8†	2015 Long-Term Incentive Plan of Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 10.8 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.9†	Babcock & Wilcox Enterprises, Inc. Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.9 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.10†	Babcock & Wilcox Enterprises, Inc. Management Incentive Compensation Plan (incorporated by reference to Exhibit 10.10 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.11†	Supplemental Executive Retirement Plan of Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 10.11 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.12†	Babcock & Wilcox Enterprises, Inc. Defined Contribution Restoration Plan (incorporated by reference to Exhibit 10.12 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.13	Intellectual Property Agreement, dated as of June 26, 2015, between Babcock & Wilcox Power Generation Group, Inc. and BWXT Foreign Holdings, LLC (incorporated by reference to Exhibit 10.13 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.14	Intellectual Property Agreement, dated as of June 27, 2015, between Babcock & Wilcox Technology, Inc. and Babcock & Wilcox Investment Company (incorporated by reference to Exhibit 10.14 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.15	Intellectual Property Agreement, dated as of May 29, 2015, between Babcock & Wilcox Canada Ltd. and B&W PGG Canada Corp. (incorporated by reference to Exhibit 10.15 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.16	Intellectual Property Agreement, dated as of May 29, 2015, between Babcock & Wilcox mPower, Inc. and Babcock & Wilcox Power Generation Group, Inc. (incorporated by reference to Exhibit 10.16 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.17	Intellectual Property Agreement, dated as of June 26, 2015, between The Babcock & Wilcox Company and Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 10.17 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.18	Credit Agreement, dated as of May 11, 2015, among Babcock & Wilcox Enterprises, Inc., as the borrower, Bank of America, N.A., as Administrative Agent, and the Other Lenders Party Thereto (incorporated by reference to Exhibit 10.18 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.19†	Form of Change-in-Control Agreement, by and between Babcock & Wilcox Enterprises, Inc. and certain officers (incorporated by reference to Exhibit 10.19 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-36876))

10.20†	Form of Restricted Stock Grant Agreement (Spin-off Award) (incorporated by reference to Exhibit 10.1 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (File No. 001-36876))

10.21†	Form of Restricted Stock Units Grant Agreement (incorporated by reference to Exhibit 10.2 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (File No. 001-36876))

10.22†	Form of Stock Option Grant Agreement (incorporated by reference to Exhibit 10.3 to the Babcock & Wilcox Enterprises, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (File No. 001-36876))

10.23†	Form of Performance Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.23 to the Babcock & Wilcox Enterprises, Inc. Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-36876))

10.24	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.23 to the Babcock & Wilcox Enterprises, Inc. Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-001-36876))

21.1	Significant Subsidiaries of the Registrant (incorporated by reference to Exhibit 10.23 to the Babcock & Wilcox Enterprises, Inc. Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-36876))

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1**	Powers of Attorney

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

**	Previously filed.

†	Management contract or compensatory plan or arrangement.